Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

AEMETIS, INC.

Aemetis, Inc. (the “Corporation”), a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:  This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on October 27, 2021 (the “Certificate of Incorporation”).

SECOND:  The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL.

THIRD:  The first paragraph of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 205,000,000 of which (i) 140,000,000 shares shall be a class designated as common stock, par value $0.001 per share (“Common Stock”), and (ii) 65,000,000 shares shall be a class designated as preferred stock, par value $0.001 per share (“Preferred Stock”).”

FOURTH:  All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation on February 18, 2026.

AEMETIS, INC.

By:   /s/ Eric A. McAfee

Eric A. McAfee

Chairman and Chief Executive Officer